Exhibit 99.a
                                                         August 5, 1996


For Immediate Release


                          MASCO CORPORATION COMPLETES
                        SALE OF HOME FURNISHINGS GROUP


      Masco Corporation (NYSE: MAS) reported today that it has completed the previously announced sale of MASCO'S Home Furnishings Group to FURNISHINGS INTERNATIONAL INC.

      FURNISHINGS INTERNATIONAL'S investors include 399 Venture Partners, certain members of FURNISHINGS INTERNATIONAL'S management, MASCO CORPORATION and certain affiliates of Travelers Group, Inc. The Chase Manhattan Corporation arranged $825 million of debt financing for the acquisition.

      Total proceeds to MASCO from the sale are in excess of $1.0 billion with approximately $710 million of the purchase price in cash. The balance consists of junior debt securities, preferred stock and 15 percent of the common stock of FURNISHINGS INTERNATIONAL. In addition, MASCO received certain transferable rights to acquire additional equity in FURNISHINGS INTERNATIONAL.

      MASCO Chairman Richard A. Manoogian commented, "The divestiture allows us to better focus on our traditional home improvement and building products businesses which have historically achieved outstanding operating performance. At the same time, the structure of the transaction allows us to participate, through ownership of FURNISHINGS INTERNATIONAL'S common stock and transferable rights, in the future growth and profitability of these fine companies.

      "We acquired the leadership companies comprising the Home Furnishings Group over the last 10 years and have melded them into the finest group of home furnishings companies in the world. We are pleased that this excellent group of companies has been acquired as a single entity, a transaction benefiting both MASCO and the employees and customers of the Home Furnishings Group," Manoogian said.

      MASCO CORPORATION is one of the world's leading manufacturers of home improvement and building products. The Company's well-known brands include Delta and Peerless faucets, Merillat, KraftMaid and StarMark cabinets, Baldwin hardware, Weiser locks, Thermador appliances and Watkins Hot Springs spas.